Exhibit 99.1

Media Contact:  Chris Tofalli

Broadgate Consultants, Inc.

212-232-2226

Investor Contact: W. Scott Wenhold

Graphic Packaging Corporation

770-644-3062

MARTIN D. WALKER TO RETIRE FROM GRAPHIC PACKAGING CORPORATION BOARD OF DIRECTORS

Marietta, GA., June 30, 2005 – Graphic Packaging Corporation (NYSE: GPK) announced today that Board member Martin D. Walker, 73, will retire from the Board effective Thursday, June 30, 2005.

Mr. Walker has been a director of Graphic Packaging Corporation since the closing of the merger in August 2003 between Riverwood Holding, Inc. and Graphic Packaging International Corporation. He previously served on the Board of Directors of Riverwood Holding, Inc. During his tenure on the Board, the Company grew from approximately $1.2 billion in net sales as the legacy Riverwood organization to just under $2.4 billion in net sales as the merged Company.

“I have enjoyed my time on the Graphic Packaging Corporation Board, but believe it is time I retire so that I can spend more time with my family,” said Mr. Walker. “I have great confidence in the Company’s management team, and I strongly believe in the Company’s future success.”

“Mr. Walker has been a highly effective and valuable director, providing strong counsel and leadership,” said Jeffrey H. Coors, Executive Chairman of the Board of Graphic Packaging Corporation.  “We are deeply indebted to him for his loyal and dedicated service. We thank him for his outstanding service to our company, and we wish him well.”

The Board expects to fill the vacancy created by Mr. Walker’s retirement in the near future.

About Graphic Packaging Corporation

Graphic Packaging Corporation, headquartered in Marietta, Georgia, is a leading provider of paperboard packaging solutions to multinational food, beverage and other consumer products companies. The Company’s customers include some of the most widely recognized companies in the world. Additional information about Graphic Packaging, its business and its products is available on the Company’s web site at http://www.graphicpkg.com.